Exhibit 99.2

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
1

Prepared Remarks

Nuance First Quarter Fiscal 2015

Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, February 5, 2015 at 5:00 pm EST. To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 288-8975 or (612) 288-0329 at least five minutes prior to the call and referencing code 352003. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 352003.

Discussion of Business and Financial Highlights
In the first quarter of fiscal 2015, we delivered revenue at the high end of our guidance range and earnings per share above our guidance range. Our shift to recurring revenue models continued, with non‑GAAP recurring revenue increasing to 66% of total revenue in Q1 15 from 63% a year ago. Over the last two years, positive characteristics of our recurring revenue streams have enabled us to deliver sustained growth in deferred revenue and the ratio of operating cash flow to non-GAAP net income. In Q1 15, deferred revenue grew 28% year over year and operating cash flow grew 22% year over year.

Q1 15 Results
Today we reported Q1 15 non-GAAP revenue of $489.0 million, at the high end of our guidance range of $480 to $490 million, and compared to $490.1 million a year ago.  Revenue performance was driven by our Automotive, Clintegrity, Diagnostics and MFP-Scan solutions, offset by weaker results in our Dragon NaturallySpeaking, Mobile Handset and Voicemail to Text offerings. Our results reflected a 3% organic decline in non‑GAAP revenue compared to the same quarter last year. Q1 15 GAAP revenue was $474.0 million, compared to $470.0 million a year ago. Q1 15 total revenue was negatively impacted by currency fluctuations. If we applied Q1 14 currency rates to our Q1 15 revenue, Q1 15 total revenue would have been approximately $8 million higher.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

We also reported Q1 15 total non-GAAP recurring revenue of $321.7 million, up 3.9% from $309.6 million a year ago. Q1 15 non-GAAP total recurring revenue represented approximately 66% of total revenue, compared to 63%

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a year ago. Recurring revenue growth was driven by MFP-Scan, Clintegrity and Mobile connected services, offset in part by weaker performance in transcription on-demand and voicemail to text.

Non-GAAP perpetual license revenue declined 9.1% from $131.1 million a year ago to $119.2 million in Q1 15, and declined from approximately 27% of total revenue to 24%. Since Q1 12, non-GAAP perpetual license revenue has fallen from approximately 41% of total revenue to 24% and total non-GAAP recurring revenue has increased from approximately 50% of total revenue to 66%. As we noted in our Q4 14 earnings materials, we expect a slightly smaller shift in FY 15 than we have experienced each of the last two fiscal years. While we expect continued growth in recurring revenue in FY 15, we expect a smaller decline in perpetual license revenue than we experienced last year.

In Q1 15, our net new bookings were $303.8 million, down 5.5% from $321.5 million a year ago. Our net new bookings depend on the timing of large multi-year contracts, resulting in quarter-to-quarter variability. Our Q1 15 bookings were disappointing, impacted by delayed timing of expected contracts as well as currency exchange rates. If we applied Q1 14 currency rates to our Q1 15 net new bookings, Q1 15 net new bookings would have been approximately $4 million higher.

Key net new bookings deals in the quarter included Barclays, BMW, ChuangZu, Catholic Health Systems, LG, Maine Medical, Motorola, PayPal, Scotia Bank, Thales, University of Texas MD Anderson Cancer Center, and Vodafone.

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Table: Supplemental Information Related to Net New Bookings

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015
Net New Bookings (in millions)	$321.5	$419.8	$330.4	$328.8	$1,400.6	$303.8

Today we reported Q1 15 non-GAAP fully diluted EPS of $0.25, up from $0.24 a year ago and above our guidance range of $0.21 to $0.23. Q1 15 GAAP EPS was $(0.16), up from $(0.18) a year. We reported Q1 15 non-GAAP operating margin of 22.0%, up from 21.6% a year ago, and we reported Q1 15 operating cash flow of $95.7 million, up 22.4% from $78.2 million a year ago. Operating cash flow as a percentage of non-GAAP net income (CFFO/NGNI) in Q1 15 was 117%, above our guideline of 100% for the year and up from 102% a year ago. We ended Q1 15 with total deferred revenue of $621.1 million, up 28.2% from $484.3 million a year ago. Deferred revenue growth continues to be driven by mobile connected services, Clintegrity term licenses and maintenance contracts.

Table: Operating Cash Flow and Total Deferred Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Cash Flow from Operations (in millions)	$78.2	$87.0	$97.0	$95.9	$95.7
Total Deferred Revenue (in millions)	$484.3	$504.9	$523.4	$548.1	$621.1

Transition to Recurring Revenue Models
We are focusing our investments and efforts on our best market opportunities, while carefully navigating our more challenging or declining revenue opportunities, and managing through the transition to recurring revenue models. The transition from traditional perpetual licensing models to recurring revenue models challenges near-term growth, as recurring revenue only partially offsets declines in perpetual license revenue. Over the long term, this business model transition will improve the sustainability and predictability of revenue streams. We believe key indicators in our business show that we are establishing the foundations for renewed organic revenue growth in the future.

Managing Revenue Opportunities
We believe that our most promising growth opportunities are our Dragon Medical, Diagnostics, Clintegrity, Automotive, Enterprise Multi-Channel and MFP Print and Scan solutions. In contrast, we continue to expect some erosion of volumes in our traditional healthcare on-demand base, as users migrate toward use of Dragon Medical

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to populate electronic medical records (EMRs). Our growth opportunity in mobile handsets is limited by the consolidation of this market to a more limited number of customers. In addition, our Dragon NaturallySpeaking business has been challenged by market conditions, and our Enterprise on-premise business has been challenged by customers’ growing preference for on-demand implementations and broader multi-channel solutions.

Although on-demand revenue has trended upward over the last several quarters, on-demand revenue also has been negatively impacted by the erosion of volumes in our healthcare on-demand base. In contrast, on‑demand revenue from mobile connected services and Enterprise on-demand has grown well. These trends also are reflected in our Estimated 3-Year Value of Total On-Demand contracts, with strong net new bookings in mobile connected services and Enterprise on-demand contracts offset by healthcare on-demand volume erosion.

Table: Non-GAAP Revenue by Type

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015
Perpetual Product and Licensing % of revenue	$131.1 27%	$125.4 25%	$119.6 25%	$142.2 27%	$518.3 26%	$119.2 24%
Recurring Product and Licensing % of revenue	$58.9 12%	$56.7 12%	$54.2 11%	$60.2 12%	$230.0 12%	$61.1 13%
Professional Services % of revenue	$54.2 11%	$57.7 12%	$57.8 12%	$58.6 11%	$228.2 11%	$55.2 11%
On-demand % of revenue	$171.6 35%	$176.1 36%	$178.8 37%	$179.3 35%	$705.8 36%	$174.8 36%
Maintenance and Support % of revenue	$74.3 15%	$74.1 15%	$76.4 15%	$80.0 15%	$304.8 15%	$78.8 16%
Total Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0
Total Recurring Revenue % of revenue	$309.6 63%	$313.7 64%	$314.3 65%	$325.7 63%	$1,263.3 64%	$321.7 66%

* Total Recurring Revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing subscription contracts. Recurring Product and Licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.
Table: Estimated 3-year Value of Total On-Demand Revenue

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	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Estimated 3-year value of total on-demand revenue (in millions)	$2,224.6	$2,195.6	$2,259.3	$2,246.1	$2,272.2

Progress in Our Business Units
Commercial dynamics in our markets show that our business units are delivering on their strategic objectives.

Healthcare. Our Healthcare strategy is to support clinical documentation broadly across traditional dictation, front-end speech to EMRs, the diagnostics workflow, and in mobile applications. In addition, we continue to extend our strong hospital customer franchise into the automation and management of healthcare coding and billing processes. In recent KLAS rankings, we were named a top-ranked vendor for CDI, Coding and Quality Management. We partnered with eClinicalWorks to use our cloud-based medical speech recognition technology with mobile applications for iOS and Android devices, enabling clinicians working in outpatient settings to enter data into EMRs using tablets and smartphones. Our announcements at the recent RSNA conference garnered interest among customers and prospects, in particular our launch of PowerShare Network E2E and the announcement of our partnerships with the American College of Radiology and Massachusetts General Hospital to leverage the Network. We have now shared more than 3 billion images through the cloud-based PowerShare Network. We continue to gain bookings and pipeline traction in key growth areas such as Clintegrity, our expansion efforts in EMEA and the ambulatory market, and our Clinic 360 solution. Our financial results reflect continued expansion of our base and growth in Dragon Medical, diagnostics and Clintegrity offset somewhat by erosion of volume within our traditional dictation solutions. Key customers in the quarter included Catholic Health Systems, Centura Health, Children’s Hospital of Orange County, Hamad Medical Center, Maine Medical, OA Centers for Orthopaedics, Universal Health Services, University of South Alabama, University of Texas MD Anderson Cancer Center, US Veteran’s Administration, and Vidant Health.

Table: Healthcare Lines

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Annualized line run-rate in healthcare on-demand business (in billions)	5.070	5.487	5.521	5.395	5.385

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Mobile & Consumer. Our Mobile & Consumer strategy is to deliver differentiated virtual assistant experiences built on our unique, hybrid embedded-cloud speech platform across device and automotive ecosystems. In Q1 15, we processed 3.984 billion mobile cloud transactions, up 66% from 2.402 billion in Q1 14. In December 2014, our cloud services had 154 million unique monthly active users, up 40% from 110 million in December 2013. We continue to see demand for virtual assistants across mobile device, automotive, tablet, laptop, television, smart home, wearable, and other consumer electronics markets. In Q1 15, we saw especially strong momentum in automotive for embedded-cloud hybrid solutions in cloud-connected cars. We have also seen strong growth in both the number of active users and transactions per user across the television ecosystem, including television manufacturers, cable companies, and other TV participants, reflecting demand for voice controls in the living room. We have experienced pressure in the mobile phone industry as market share shifts among leading vendors and emerging companies, largely from China. We also continued to see pressure in our Dragon desktop voice recognition product line where holiday retail sales did not meet expectations and were down year over year. Overall, key customers and design wins in the quarter included BMW, Bosch, ChuangZu, DoCoMo, Ford, Fujitsu, Harman, Honda, Huawei, LG, Mahindra, Mitac, Motorola, Optus, Panasonic, Peugeot, Pioneer, Renault, Samsung, Subaru, Thales, Vivo, and ZTE.

Enterprise. We are transforming our Enterprise division from a leader in on-premise inbound voice response solutions into the leading provider of multi-channel, intelligent self-service solutions and services for corporate and government customers. Our solutions deliver high levels of automated customer service by leveraging our differentiation in speech, voice biometrics, artificial intelligence and virtual assistant technologies across inbound, outbound, web, mobile and text channels. For Q1 15, our on-premise solutions delivered improved performance by strengthening our global channel partner team and program; expanding our channel partnerships into new areas including voice biometrics, unified messaging, cloud speech recognition and text-to-speech; and expanding our on-premise solution portfolio with voice biometrics, call steering and transcription solutions. In Q1 15, we won a significant enterprise-wide license agreement at a global financial institution for voice biometrics, and our professional services team completed implementations for several global customers across banking, insurance, utilities and other industries. For our on-demand multi-channel cloud offerings, we saw continued strength in bookings across inbound, outbound and digital channels, including customer wins in retail, telecommunications, finance and other industries. Our performance reflects continued strong demand and new bookings for on-demand inbound and outbound solutions, and improving demand for our Web and mobile solutions. We see a market shift from on-premise licenses to ratable cloud business models in customer service and contact center markets. We expect our strong on-demand bookings from the second half of FY 14 to begin contributing to revenue in the second half of FY 15, as projects advance from development to deployment. Key customers in the quarter included Barclays, Citigroup, Delta Airlines, Deutsche Telekom, Ford, Jetstar, Metro PCS, Moshi Moshi, PayPal, Scotia Bank, SK Telecom, Telecom Italia, Vodafone, and Westpac Bank.

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Imaging. Our Imaging strategy is to expand our business through our multi-function printer (MFP) OEM channels, growing our scanning and print management software solutions, and broadening our footprint with end user customers to become a solution suite provider rather than a point solution provider. In Q1 15, we continued to build on our strong position in the MFP OEM channels and managed print services space by accelerating the integration of capture and print management technologies. Nuance’s leading intelligent document capture and workflow solutions transform manual, disconnected processes into dynamic, streamlined and automated workflows. When combined with print management technologies, enterprises are also able to control, manage and monitor the entire print environment. Our financial results reflect increased commitments from key OEMs, a broader number of OEM partners who embed multiple products, and stronger end-user demand in key verticals like healthcare, legal, and financial services. The managed print services space continues to focus more heavily on vertical solutions, and we expect demand for our market-leading portfolio to benefit from this trend. However, this will be partially offset by a challenging environment for core desktop imaging products, which face continued price and channel pressure. Key customers in the quarter included City of Denver, Connolly, DLA Piper, Hyland, Stikeman Elliott, Swiss Post, Telecom Italia, US Department of Veteran’s Affairs, and ZKB Zurcher Kantonal Bank.

Table: Non-GAAP Revenue by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015
Healthcare Organic growth*	$227.3 1%	$237.0 1%	$240.1 (2)%	$238.3 3%	$942.7 1%	$231.0 0%
Mobile & consumer+ Organic growth*+	$112.5 (17)%	$107.3 (8)%	$107.0 (3)%	$114.4 3%	$441.0 (7)%	$107.3 (5)%
Enterprise+ Organic growth*+	$92.0 (8)%	$89.7 3%	$87.3 (9)%	$98.1 (10)%	$367.1 (6)%	$90.6 (4)%
Imaging Organic growth*	$58.3 (6)%	$56.0 (9)%	$52.4 (11)%	$69.5 9%	$236.3 (5)%	$60.1 (9)%
Total revenue Organic growth*	$490.1 (6)%	$490.0 (2)%	$486.8 (5)%	$520.3 1%	$1,987.1 (3)%	$489.0 (3)%

Table: Non-GAAP Profit by Segment

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	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015
Healthcare Segment profit as % of segment revenue	$78.5 35%	$91.5 39%	$84.9 35%	$85.2 36%	$340.1 36%	$78.3 34%
Mobile & Consumer+ Segment profit as % of segment revenue+	$12.1 11%	$16.7 16%	$19.7 18%	$27.3 24%	$75.8 17%	$11.7 11%
Enterprise+ Segment profit as % of segment revenue+	$22.4 24%	$18.2 20%	$18.3 21%	$29.2 30%	$88.1 24%	$24.7 27%
Imaging Segment profit as % of segment revenue	$22.7 39%	$20.7 37%	$16.9 32%	$28.8 41%	$89.1 38%	$19.9 33%
Total segment profit Total segment profit as % of segment revenue	$135.7 28%	$147.1 30%	$139.8 29%	$170.5 33%	$593.1 30%	$134.6 28%

*Organic growth is calculated by comparing reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

+In October 2014, we realigned certain of our product offerings which were previously reported in the Mobile and Consumer segment into the Enterprise segment. Accordingly, the segment results in prior periods have been reclassified to conform to current period segment reporting presentation.
Non-GAAP Expenses and Cash Flow

As we manage through transitions in revenue types and investment in our best growth opportunities, we continue to increase our focus on expense controls, profitability, and cash generation.

Gross Margin. Q1 15 non-GAAP gross margin of 61.7% was nearly flat compared to 62.0% a year ago. Gross margin for both product & license revenue and maintenance & support revenue were essentially flat. We delivered a significant year-over-year improvement in professional services gross margin, driven by improved backlog conversion in our Clintegrity business, improved capacity utilization in our Enterprise business, and focused hiring in low cost markets. However, we experienced a decrease in the gross margin for our hosting services, driven by investments in hosting capacity to meet planned future needs. The net effect was a slight increase in professional services & hosting gross margin.

Operating Expenses. Q1 15 non-GAAP operating margin was 22.0% compared to 21.6% a year ago. This is the second consecutive quarter of year-over-year operating margin improvement. Non-GAAP operating expenses as a percentage of total revenue decreased by 0.7 percentage points. After a sustained period of growth, R&D

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expense has been essentially flat for the last 4 quarters, as we continue to direct our investments from several mature product lines toward our highest growth opportunities. Q1 15 marketing expense decreased significantly year over year, both in dollars and as a percent of revenue, reflecting a reduction in holiday advertising in the consumer market. General and administrative expenses were down year over year both in dollars and as a percentage of revenue, primarily due to decreased litigation costs.

Interest Expense. Net interest expense decreased $2.1 million year over year, reflecting the benefit from retirement of $250 million in convertible debentures which we called for redemption in August 2014.

Days Sales Outstanding (DSO). In Q1 15, DSO was 78 days, compared to 74 days in Q1 14.

Table: Days Sales Outstanding (DSO)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Days Sales Outstanding	74	72	74	76	78

Discussion of Q2 and Fiscal 2015 Guidance and Outlook

We expect net new bookings growth for FY15 in the range of 4% to 5%, driven in particular by contributions from our Healthcare and Enterprise businesses. We expect that the full-year negative impact on net new bookings from changes in foreign currency exchange rates will be about $30 million, and we have reduced our bookings outlook for our Dragon consumer offerings.

Over the balance of the year we expect revenues to be led by Automotive, Handset, Voicemail-to-Text and Imaging solutions. We expect a full-year currency negative impact of $45 million. We also expect somewhat lower revenues in transcription on-demand solutions, owing to erosion factors previously discussed, and our Dragon consumer offerings, owing to continued weakness in retail channels.

Taking these factors into account, we expect FY 15 non-GAAP revenues between $1,955 million and $2,005 million, and FY 15 GAAP revenues between $1,907 million and $1,957 million. We expect Q2 15 non-GAAP revenues of $472 million to $488 million, and Q2 15 GAAP revenues of $459 million to $475 million

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We anticipate that recurring revenue will continue to grow as a proportion of revenue in FY 15, but expect that this shift will be smaller than last year. Recurring revenue will benefit from the implementation of previously booked projects in our Enterprise on-demand, Mobile automotive and consumer electronics, Clintegrity and Imaging OEM businesses. We have a pipeline of high-margin licensing opportunities, which we expect to benefit the second half of FY 15.

Given our latest view on revenue mix, our continued efforts to achieve greater scale and efficiency in our connected services infrastructure and operations, and margin improvements in professional services, we maintain our expected blended gross margins of between 61 and 62 percent.

In response to slower growth in revenue and bookings, as well as the expected currency effects, we have raised our FY 15 target for realized cost efficiencies. These efforts have delivered meaningful results to date, particularly in improved professional services gross margin, slower growth of our operating expenses, and more focused R&D investments. In FY 15, we expect increased benefits from our expansion of these efforts, with FY 15 operating margins between 23 and 25 percent.

In Q1 15, cash flow from operations as a percentage of non-GAAP net income was 117%, above our target of 100%. This metric has trended upward over recent years, owing mainly to favorable timing of cash receipts in royalty, subscription and on-demand contracting models. We expect these improved results to continue, but with some quarterly variability due notably to the timing of interest payments. Interest expense is accrued each quarter, but cash payments are made primarily in second and fourth quarters of each year.

Net cash interest expenses will be approximately $90 million for the year. We anticipate a net cash tax rate in the mid-single digits.

As of December 31, 2014, we have spent $210.8 million out of our authorized $500 million repurchase plan, repurchasing 11.441 million shares. We expect to continue repurchases under the plan in Q2 and throughout FY 15, with the objective that the full amount of the authorization will be repurchased by the end of the fiscal year.

Considering these factors and the revenue projections above, we expect FY 15 non GAAP EPS between $1.08 and $1.18 and GAAP EPS between $(0.45) and $(0.35). We expect Q2 15 non GAAP EPS of $0.22 to $0.26, and Q2 15 GAAP EPS of $(0.16) to $(0.12).

This ends the prepared conference call remarks.

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2015 first fiscal quarter earnings	February 5, 2015
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Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation,

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amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance including, but not limited to, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated third and fourth quarter and FY 15 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic and market conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible product quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and other factors or one-time events described in our annual report on Form 10-K for the fiscal year ended September 30, 2014 and our quarterly reports and other filings filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements after the date of this document. The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual

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financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non- GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2014 and 2013, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions, Quantim and Equitrac for the three months ended December 31, 2014, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and

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support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii)	Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
15

items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense while costs for the extension of the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii)

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
16

certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives, gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
17

measure such performance.

Financial Tables Follow

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
19

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2014	2013

Revenues:
Product and licensing	$169,688	$178,437
Professional services and hosting	226,170	218,135
Maintenance and support	78,161	73,408
Total revenues	474,019	469,980

Cost of revenues:
Product and licensing	23,970	25,438
Professional services and hosting	157,243	154,580
Maintenance and support	14,041	12,608
Amortization of intangible assets	15,131	15,194
Total cost of revenues	210,385	207,820

Gross profit	263,634	262,160

Operating expenses:
Research and development	82,567	80,470
Sales and marketing	111,250	118,906
General and administrative	50,567	44,476
Amortization of intangible assets	26,827	27,472
Acquisition-related cost, net	4,756	2,798
Restructuring and other charges, net	2,228	3,837
Total operating expenses	278,195	277,959

Loss from operations	(14,561)	(15,799)
Other expense, net	(30,120)	(36,636)
Loss before income taxes	(44,681)	(52,435)
Provision for income taxes	5,814	2,978
Net loss	$(50,495)	$(55,413)

Net loss per share:
Basic	$(0.16)	$(0.18)
Diluted	$(0.16)	$(0.18)

Weighted average common shares outstanding:
Basic	321,751	314,818
Diluted	321,751	314,818

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
20

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2014	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$517,842	$547,230
Marketable securities	61,327	40,974
Accounts receivable, net	416,249	428,266
Prepaid expenses and other current assets	159,449	148,030
Total current assets	1,154,867	1,164,500

Marketable securities	26,977	—
Land, building and equipment, net	191,350	191,411
Goodwill	3,390,709	3,410,893
Intangible assets, net	871,556	915,483
Other assets	150,719	137,997
Total assets	$5,786,178	$5,820,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,834	$4,834
Contingent and deferred acquisition payments	8,397	35,911
Accounts payable and accrued expenses	246,548	303,039
Deferred revenue	342,488	298,225
Total current liabilities	602,267	642,009

Long-term debt	2,132,507	2,127,392
Deferred revenue, net of current portion	278,616	249,879
Other liabilities	216,563	219,012
Total liabilities	3,229,953	3,238,292

Stockholders' equity	2,556,225	2,581,992
Total liabilities and stockholders' equity	$5,786,178	$5,820,284

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
21

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(50,495)	$(55,413)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,173	55,109
Stock-based compensation	47,354	47,239
Non-cash interest expense	7,379	9,661
Deferred tax provision (benefit)	1,887	(1,612)
Other	(182)	(6,150)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	7,243	(6,532)
Prepaid expenses and other assets	(14,658)	(11,095)
Accounts payable	(2,559)	(28,032)
Accrued expenses and other liabilities	(36,226)	7,452
Deferred revenue	78,769	67,529
Net cash provided by operating activities	95,685	78,156
Cash flows from investing activities:
Capital expenditures	(16,937)	(14,166)
Payments for business and technology acquisitions, net of cash acquired	(8,132)	(99,496)
Purchases of marketable securities and other investments	(63,465)	(5,063)
Proceeds from sales and maturities of marketable securities and other investments	9,377	13,372
Net cash used in investing activities	(79,157)	(105,353)
Cash flows from financing activities:
Payments of debt	(1,209)	(1,307)
Payments for repurchases of common stock	—	(18,000)
Payments for settlement of share-based derivatives	(340)	(1,032)
Payments of other long-term liabilities	(695)	(904)
Proceeds from issuance of common stock from employee stock plans	177	1,188
Cash used to net share settle employee equity awards	(42,654)	(26,506)
Net cash used in financing activities	(44,721)	(46,561)
Effects of exchange rate changes on cash and cash equivalents	(1,195)	296
Net decrease in cash and cash equivalents	(29,388)	(73,462)
Cash and cash equivalents at beginning of period	547,230	808,118
Cash and cash equivalents at end of period	$517,842	$734,656

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2014	2013

GAAP revenue	$474,019	$469,980
Acquisition-related revenue adjustments: product and licensing	10,616	11,489
Acquisition-related revenue adjustments: professional services and hosting	3,796	7,659
Acquisition-related revenue adjustments: maintenance and support	599	917
Non-GAAP revenue	$489,030	$490,045

GAAP cost of revenue	$210,385	$207,820
Cost of revenue from amortization of intangible assets	(15,131)	(15,194)
Cost of revenue adjustments: product and licensing (1,2)	319	654
Cost of revenue adjustments: professional services and hosting (1,2)	(7,308)	(6,305)
Cost of revenue adjustments: maintenance and support (1,2)	(943)	(784)
Non-GAAP cost of revenue	$187,322	$186,191

GAAP gross profit	$263,634	$262,160
Gross profit adjustments	38,074	41,694
Non-GAAP gross profit	$301,708	$303,854

GAAP loss from operations	$(14,561)	$(15,799)
Gross profit adjustments	38,074	41,694
Research and development (1)	10,509	10,288
Sales and marketing (1)	12,534	15,244
General and administrative (1)	15,658	14,039
Amortization of intangible assets	26,827	27,472
Costs associated with IP collaboration agreements	2,938	4,937
Acquisition-related costs, net	4,756	2,798
Restructuring and other charges, net	2,228	3,837
Other	8,833	1,132
Non-GAAP income from operations	$107,796	$105,642

GAAP provision from income taxes	$5,814	$2,978
Non-cash taxes	(2,159)	1,677
Non-GAAP provision for income taxes	$3,655	$4,655

GAAP net loss	$(50,495)	$(55,413)
Acquisition-related adjustment - revenue (2)	15,011	20,065
Acquisition-related adjustment - cost of revenue (2)	(721)	(1,233)
Acquisition-related costs, net	4,756	2,798
Cost of revenue from amortization of intangible assets	15,131	15,194
Amortization of intangible assets	26,827	27,472
Restructuring and other charges, net	2,228	3,837
Non-cash stock-based compensation (1)	47,354	47,239
Non-cash interest expense	7,379	9,661
Non-cash income taxes	2,159	(1,677)
Costs associated with IP collaboration agreements	2,938	4,937
Change in fair value of share-based instruments	561	4,150
Other	8,833	(383)
Non-GAAP net income	$81,961	$76,647

Non-GAAP diluted net income per share	$0.25	$0.24

Diluted weighted average common shares outstanding	328,688	317,462

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
23

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2014	2013

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$87	$265
Cost of professional services and hosting	7,623	6,619
Cost of maintenance and support	943	784
Research and development	10,509	10,288
Sales and marketing	12,534	15,244
General and administrative	15,658	14,039
Total	$47,354	$47,239

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$15,011	$20,065
Cost of product and licensing	(406)	(919)
Cost of professional services and hosting	(315)	(314)
Total	$14,290	$18,832

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
24

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0
Adjustment	$20.1	$14.3	$11.3	$17.9	$63.6	$15.0
Non-GAAP Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0

Healthcare	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$221.6	$232.5	$236.2	$235.1	$925.4	$227.9
Adjustment	$5.7	$4.5	$3.9	$3.2	$17.3	$3.1
Non-GAAP Revenue	$227.3	$237.0	$240.1	$238.3	$942.7	$231.0

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$109.7	$104.5	$104.9	$112.3	$431.3	$105.5
Adjustment	$2.8	$2.8	$2.1	$2.0	$9.7	$1.8
Non-GAAP Revenue	$112.5	$107.3	$107.0	$114.4	$441.0	$107.3

Enterprise	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$89.4	$87.8	$85.7	$96.9	$359.8	$89.8
Adjustment	$2.6	$1.9	$1.6	$1.2	$7.3	$0.9
Non-GAAP Revenue	$92.0	$89.7	$87.3	$98.1	$367.1	$90.6

Imaging	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$49.3	$50.9	$48.8	$58.0	$207.0	$50.8
Adjustment	$9.0	$5.1	$3.7	$11.5	$29.3	$9.2
Non-GAAP Revenue	$58.3	$56.0	$52.4	$69.5	$236.3	$60.1

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
25

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$123.3	$121.1	$116.7	$135.5	$496.6	$116.9
Adjustment	$7.8	$4.3	$2.9	$6.7	$21.7	$2.2
Non-GAAP Revenue	$131.1	$125.4	$119.6	$142.2	$518.3	$119.1

Recurring Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$55.2	$53.7	$51.5	$54.0	$214.4	$52.7
Adjustment	$3.7	$3.0	$2.7	$6.2	$15.6	$8.4
Non-GAAP Revenue	$58.9	$56.7	$54.2	$60.2	$230.0	$61.1

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$50.8	$55.4	$56.3	$58.3	$220.7	$54.8
Adjustment	$3.4	$2.3	$1.5	$0.3	$7.5	$0.4
Non-GAAP Revenue	$54.2	$57.7	$57.8	$58.6	$228.2	$55.2

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$167.3	$172.2	$175.4	$175.3	$690.2	$171.4
Adjustment	$4.3	$3.9	$3.4	$4.0	$15.6	$3.4
Non-GAAP Revenue	$171.6	$176.1	$178.8	$179.3	$705.8	$174.8

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$73.4	$73.3	$75.6	$79.2	$301.6	$78.2
Adjustment	$0.9	$0.8	$0.8	$0.7	$3.2	$0.6
Non-GAAP Revenue	$74.3	$74.1	$76.4	$80.0	$304.8	$78.8

Total Recurring Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015
GAAP Revenue	$300.5	$305.7	$307.3	$314.8	$1,228.4	$308.9
Adjustment	$9.2	$8.0	$7.0	$10.9	$34.9	$12.7
Non-GAAP Revenue	$309.6	$313.7	$314.3	$325.7	$1,263.3	$321.7

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
26

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
	2014	2014	2014	2014	2014	2015

Total segment revenues	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0
Acquisition related revenues	(20.1)	(14.3)	(11.3)	(17.9)	(63.6)	(15.0)
Total consolidated revenues	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0

Total segment profit	$135.7	$147.1	$139.8	$170.5	$593.1	$134.6
Corporate expenses and other, net	(31.3)	(30.1)	(25.3)	(42.0)	(128.5)	(35.7)
Acquisition-related revenues and costs of revenue adjustment	(18.8)	(13.0)	(10.5)	(17.2)	(59.5)	(14.3)
Non-cash stock-based compensation	(47.2)	(44.9)	(55.4)	(45.4)	(193.0)	(47.4)
Amortization of intangible assets	(42.7)	(41.9)	(42.3)	(43.2)	(170.1)	(42.0)
Acquisition-related (costs) income, net	(2.8)	(6.8)	(9.1)	(5.5)	(24.2)	(4.8)
Restructuring and other charges, net	(3.8)	(4.7)	(8.6)	(2.3)	(19.4)	(2.2)
Costs associated with IP collaboration agreements	(4.9)	(4.9)	(4.9)	(4.9)	(19.7)	(2.9)
Other expense, net	(36.6)	(33.5)	(31.0)	(32.5)	(133.7)	(30.1)
Loss before income taxes	($52.4)	($32.8)	($47.3)	($22.5)	($155.0)	($44.7)

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
27

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2015
	Low	High
GAAP revenue	$459,000	$475,000
Acquisition-related adjustment - revenue	13,000	13,000
Non-GAAP revenue	$472,000	$488,000

GAAP net loss per share	$(0.16)	$(0.12)
Acquisition-related adjustment - revenue	0.04	0.04
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.01	0.01
Other	0.02	0.02
Non-GAAP net income per share	$0.22	$0.26

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	324,500	324,500
Weighted average common shares: diluted	328,000	328,000

© 2015 Nuance Communications, Inc. All rights reserved

2015 first fiscal quarter earnings	February 5, 2015
Prepared remarks
28

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2015
	Low	High
GAAP revenue	$1,907,000	$1,957,000
Acquisition-related adjustment - revenue	48,000	48,000
Non-GAAP revenue	$1,955,000	$2,005,000

GAAP net loss per share	$(0.45)	$(0.35)
Acquisition-related adjustment - revenue	0.15	0.15
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.06	0.06
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.60	0.60
Non-cash interest expense	0.09	0.09
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.03	0.03
Change in fair value of share-based instruments	0.00	0.00
Restructuring and other charges, net	0.01	0.01
Other	0.06	0.06
Non-GAAP net income per share	$1.08	$1.18

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	323,000	323,000
Weighted average common shares: diluted	329,000	329,000

© 2015 Nuance Communications, Inc. All rights reserved